Exhibit 23.1



CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in this Registration Statement on Form S-8 of our report dated June 25, 2007, relating to the consolidated financial statements of Salon Media Group, Inc., which appears in the 2007 Annual Report to Shareholders of Salon Media Group, Inc. on Form 10-K for the year ended March 31, 2007.


/s/ Burr, Pilger & Mayer LLP
San Francisco, CA
October 18, 2007